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                                   Exhibit 21

                                  Subsidiaries

         Pilot Therapeutics, Inc. (North Carolina corporation)

         Pilot Pharmaceuticals Corporation (North Carolina corporation wholly-owned by Pilot Therapeutics, Inc.)

         Pilot Nutraceuticals Corporation (North Carolina corporation wholly-owned by Pilot Therapeutics, Inc.)


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